EXHIBIT 9.1

EXECUTION VERSION

SUBSIDIARY VOTING TRUST AGREEMENT

This Subsidiary Voting Trust Agreement (this “Agreement”) is entered into as of October 12, 2005 by and among CBOT Holdings, Inc., a Delaware stock corporation (“CBOT Holdings”), Board of Trade of the City of Chicago, Inc., a Delaware nonstock corporation (the “CBOT Subsidiary”) and a wholly-owned subsidiary of CBOT Holdings, and Wilmington Trust Company, a Delaware banking corporation (the “Trustee”), for the purpose of forming a statutory trust (the “Subsidiary Voting Trust”) under and pursuant to the provisions of the Delaware Statutory Trust Act, 12 Del. C. §§ 3801 et seq. (the “Delaware Act”).

WHEREAS, CBOT Holdings is planning to complete an underwritten initial public offering (the “IPO”) of its Class A Common Stock, par value $0.001 per share (the “Class A Common Stock”);

WHEREAS, CBOT Holdings intends to provide for the holders of Series B-1 Memberships in the CBOT Subsidiary (the “Series B-1 Members”) and the holders of Series B-2 Memberships in the CBOT Subsidiary (the “Series B-2 Members” and, together with the Series B-1 Members, the “Voting Members”) representation on the board of directors of CBOT Holdings following the IPO by issuing to the Subsidiary Voting Trust one share of Class B Common Stock, par value $0.001 per share (the “Class B Common Stock”), of CBOT Holdings, which will entitle the Subsidiary Voting Trust to elect six nominees, chosen by the Voting Members in the manner set forth herein, to the board of directors of CBOT Holdings;

WHEREAS, pursuant to the Amended and Restated Certificate of Incorporation of CBOT Holdings (the “Certificate of Incorporation”), CBOT Holdings has the authority to issue one share (the “Class B Share”) of Class B Common Stock, and CBOT Holdings expects that the board of directors of CBOT Holdings (or a duly-constituted committee thereof) will approve the issuance of the Class B Share, immediately prior to completion of the IPO, to the Subsidiary Voting Trust;

WHEREAS, CBOT Holdings and the CBOT Subsidiary hereto desire to establish the Subsidiary Voting Trust so that the Class B Share (when and if issued to the Subsidiary Voting Trust) is held, managed, voted and disposed of in accordance with the terms hereof.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein the parties hereto agree as follows:

Section 1. Name. The name of the Subsidiary Voting Trust shall be the “CBOT Subsidiary Voting Trust” or such other name as the Trustee may from time to time hereafter designate.

Section 2. Purposes. The purposes of the Subsidiary Voting Trust are to acquire, hold, manage, vote, invest in, dispose of and otherwise deal with the Class B Share, as such business activities may be more fully set forth herein, and to engage in such other activities as are necessary, convenient or incidental thereto.

Section 3. Certificate of Trust. Promptly following the execution of this Agreement, the Trustee shall cause an appropriate form of certificate of trust to be filed in the Office of the Secretary of State of the State of Delaware in accordance with the applicable provisions of the Delaware Act.

Section 4. Deposit of Class B Share.

(a) When and if CBOT Holdings issues a certificate (or makes a book-entry credit on the stock ledger of CBOT Holdings) representing the Class B Share in the name of the Subsidiary Voting Trust, and during such time as the Subsidiary Voting Trust holds the Class B Share, the certificate (or book-entry credit on the stock ledger of CBOT Holdings) representing the Class B Share shall be held by the Subsidiary Voting Trust under and pursuant to the terms and conditions of this Agreement. The Subsidiary Voting Trust shall not have the authority to, and shall not, sell, transfer, assign, pledge, hypothecate or otherwise dispose of or encumber the Class B Share or any rights therein or thereto, except to the extent otherwise specifically provided in this Agreement, including, without limitation, in accordance with Section 8 hereof. The Trustee shall have no beneficial interest in or discretionary authority with respect to the Class B Share, its interest being limited solely to that necessary to carry out its obligations under this Agreement.

(b) CBOT Holdings and the CBOT Subsidiary hereby represent, warrant and covenant to the Subsidiary Voting Trust and the Trustee that (i) they have all requisite power and authority to execute, deliver and perform their obligations under this Agreement, (ii) at the time of issuance of the Class B Share to the Subsidiary Voting Trust, they will not have sold, assigned, pledged, created a lien or security interest in, or otherwise transferred any interest in, the Class B Share to any other person or entity (with the exception of the transfers contemplated by this Agreement), and (iii) the issuance of the Class B Share from CBOT Holdings to the Subsidiary Voting Trust as contemplated by this Agreement will not require registration under applicable federal or state securities laws.

Section 5. Beneficial Interests. The Trustee shall hold the Class B Share as an asset of the Subsidiary Voting Trust and shall not sell, assign, pledge or otherwise transfer or encumber (“transfer”) all or any part of the Class B Share, except as otherwise expressly provided in this Agreement. Upon the repurchase of the Class B Share by CBOT Holdings pursuant to Section 8 of this Agreement, the Trustee shall transfer, convey and pay over all of the assets of the Subsidiary Voting Trust to such one or more persons as the CBOT Subsidiary shall direct in writing; provided, however, that the CBOT Subsidiary may not direct the transfer, conveyance or payment of such assets to CBOT Holdings or the CBOT Subsidiary. Notwithstanding the foregoing, if the CBOT Subsidiary shall fail to provide the Trustee with such written direction specified in the preceding sentence of this Section 5 within thirty (30) days following the repurchase of the Class B Share, the Trustee shall transfer, convey and pay over all of the assets of the Subsidiary Voting Trust to such one or more organizations described in and meeting the requirements of Sections 170(c), 2055(a), and 2522(a) of the Internal Revenue Code of 1986, as amended, as the Trustee, in the exercise of its sole and absolute discretion, shall select, in such amounts and proportions as the Trustee, in the exercise of its sole and absolute discretion, shall determine.

Section 6. Voting. For so long as the CBOT Subsidiary Voting Trust holds the Class B Share, the Trustee hereby agrees to vote the Class B Share, for and on behalf of the Subsidiary Voting Trust, in accordance with this Section 6:

(a) In the case of any annual or special meeting of stockholders of CBOT Holdings called for the purpose of electing directors to serve on the board of directors of CBOT Holdings (or any similar action proposed to be taken by written consent in lieu of a stockholder meeting), the Trustee shall exercise its power to vote (or execute and deliver written consents in respect of) the Class B Share only for the election of any person or persons who the Secretary of the CBOT Subsidiary has certified as having been elected to serve (and are serving) on the board of directors of the CBOT Subsidiary by the Series B-1 Members and the Series B-2 Members, voting together as a single class in accordance with the terms of the Amended and Restated Certificate of Incorporation of the CBOT Subsidiary (the “CBOT Subsidiary Charter”), including, without limitation, the number of votes per membership set forth therein. The Trustee shall be entitled to rely on any election results that have been certified to the Trustee by the Secretary of the CBOT Subsidiary in order to determine the manner in which the Trustee shall exercise its power to vote the Class B Share under this Section 6(a).

(b) In the case of any annual or special meeting of stockholders of CBOT Holdings called for the purpose of acting on any matter on which the Class B Share is entitled to vote other than the election of directors of CBOT Holdings as set forth in Section 6(a) above (or any similar action proposed to be taken by written consent in lieu of a stockholder meeting), the Trustee shall exercise its power to vote (or execute and deliver written consents in respect of) the Class B Share on such matter only in such manner as the Secretary of the CBOT Subsidiary has certified as being the direction of the Series B-1 Members and the Series B-2 Members, voting together as a single class in accordance with the CBOT Subsidiary Charter, including, without limitation, the number of votes per membership set forth therein. The Trustee shall be entitled to rely on any written direction that the Secretary of the CBOT Subsidiary has certified as representing the direction of the Series B-1 Members and the Series B-2 Members in order to determine the manner in which the Trustee shall exercise its power to vote the Class B Share under this Section 6(b).

Section 7. The Trustee.

(a) Subject to the provisions of this Agreement, the Trustee shall have the exclusive right to manage the business and affairs of the Subsidiary Voting Trust, and shall have all powers and rights necessary, appropriate or advisable to effectuate and carry out the purposes and business of the Subsidiary Voting Trust and, in general, all powers permitted to be exercised by a trustee under the Delaware Act. The Trustee may appoint, employ or otherwise contract with any persons (who may be designated as officers of the Subsidiary Voting Trust) or entities for the transaction of the business of the Subsidiary Voting Trust or the performance of services for or on behalf of the Subsidiary Voting Trust, and the Trustee may delegate to any such person or entity such authority to act on behalf of the Subsidiary Voting Trust as the Trustee may from time to time deem appropriate (including, without limitation, by granting a proxy to any person, including any director, officer, employee or agent of CBOT Holdings or the CBOT Subsidiary). So long as required by the Delaware Act, the Trustee shall constitute the trustee required pursuant to Section 3807(a) of the Delaware Act.

(b) No Trustee shall be required to post any bond, secured or unsecured, in connection with or as a consequence of serving as a Trustee of the Subsidiary Voting Trust.

(c) No beneficial owner of the Subsidiary Voting Trust, by reason of its status as such, shall have any right to take part in or direct the management or control of the business of the Subsidiary Voting Trust or to act for or bind the Subsidiary Voting Trust or the Trustee or otherwise to transact any business on behalf of the Subsidiary Voting Trust.

(d) The Trustee shall be entitled to receive compensation from CBOT Holdings for services as trustee hereunder as set forth in the separate fee agreement between the Trustee and CBOT Holdings.

(e) The Trustee is expressly authorized to incur and pay all reasonable and properly documented charges and other expenses that the Trustee deems necessary and proper in the performance of the Trustee’s duties under this Agreement. CBOT Holdings agrees to promptly reimburse the Trustee for such charges and expenses within thirty (30) days after receipt of written request therefor by the Trustee accompanied by reasonable documentation thereof. CBOT Holdings shall indemnify and hold harmless the Trustee for any and all claims, costs of defense of claims (including reasonable attorney’s fees and disbursements), expenses and liabilities incurred by the Trustee in connection with its performance of the Trustee’s duties under this Agreement, except those incurred as a result of the Trustee’s gross negligence, willful misconduct or other malfeasance. This Section 7(e) shall survive the termination of this Agreement.

(f) No provision of this Agreement shall require the Trustee to expend or risk funds or otherwise incur any financial liability in the performance of any of its rights or powers hereunder if the Trustee shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured or provided to it.

(g) Notwithstanding any provision of applicable law, including the Delaware Act, to the contrary, in acting hereunder, the Trustee shall have only such duties as are specified herein and no implied duties or obligations at law, in equity or otherwise shall be read into this Agreement. The Trustee shall not be liable for any act done, or omitted to be done, by it in the absence of its own willful misconduct. The Trustee shall be free from liability to CBOT Holdings, the CBOT Subsidiary and the beneficial owners in acting or relying upon this Agreement or any writing, notice, certificate or document believed by the Trustee in good faith to be genuine and to have been signed by an authorized officer of CBOT Holdings or the CBOT Subsidiary, as the case may be, including, without limitation, any certificate or document from the Secretary of the CBOT Subsidiary with respect to the matters set forth in Section 6, Section 7 and Section 8 hereof. The Trustee may consult with legal counsel (including legal counsel to CBOT Holdings) and any action under this Agreement taken or suffered in good faith by the Trustee in accordance with the advice of such counsel shall be conclusive on the parties to this

Agreement absent manifest error, gross negligence, willful misconduct or other malfeasance and the Trustee shall not be the subject of any claim by or liability to CBOT Holdings, the CBOT Subsidiary, the beneficial owners or their successors and assigns for taking or suffering any such action, except for any claim or liability resulting from its gross negligence, willful misconduct or other malfeasance. This Section 7(g) shall survive the termination of this Agreement.

(h) Notwithstanding any provision of this Agreement to the contrary, the Trustee shall not be required to take any action hereunder if the Trustee shall have reasonably determined, or shall have been advised by counsel, that such action is contrary to the terms hereof or is otherwise contrary to law.

(i) Subject to Section 7(j) below, whenever the Trustee is unable to decide between alternative courses of action permitted or required by the terms of this Agreement, the Trustee shall promptly give notice to the Secretary of the CBOT Subsidiary requesting instruction as to the course of action to be adopted, and to the extent the Trustee acts in good faith in accordance with any written instruction of the Secretary of the CBOT Subsidiary, the Trustee shall not be liable on account of such action. If the Trustee shall not have received appropriate instruction within 10 days of such notice (or within such shorter period of time as reasonably may be specified in such notice or may be necessary under the circumstances) it may, but shall be under no duty to, take or refrain from taking such action not inconsistent with this Agreement, as it shall deem to be in the best interests of the beneficial owners, and the Trustee shall have no liability for such action or inaction.

(j) In the event the Trustee receives conflicting instructions under this Agreement, the Trustee shall be fully protected in refraining from acting until such conflict is resolved to the satisfaction of the Trustee except that, if such conflict arises by virtue of the receipt of later-dated instructions from the same party, the Trustee shall follow the later-dated instructions in accordance with this Agreement. The Trustee shall be obligated to contact promptly the party giving the conflicting instructions to ascertain the nature of any conflict, and in the event such conflict cannot be resolved, the Trustee shall have the right to institute a bill of interpleader in any court referred to in Section 14(b) hereof to determine the rights and obligations of the parties, and CBOT Holdings shall pay all costs, expenses and disbursements in connection therewith, including reasonable attorneys’ fees.

(k) (i) The Trustee may resign and be discharged from any future obligations by giving written notice of resignation to CBOT Holdings and the CBOT Subsidiary at least thirty (30) days prior to the date of resignation set forth in the notice of resignation. Such resignation shall become effective only upon the later of (x) the date of resignation specified in the notice and (y) the appointment of a successor Trustee pursuant to Section 7(k)(iii) below and acceptance in writing of such appointment by the successor Trustee.

(ii) CBOT Holdings and the CBOT Subsidiary may remove the Trustee at any time with or without cause by written notice to the Trustee. Upon any such removal, such removed Trustee shall be entitled to any reimbursement and indemnification set forth in this Agreement which remain due and owing to such Trustee at the time of such removal. Such removal shall be effective upon appointment of a successor Trustee pursuant to Section 7(k)(iii) below and acceptance in writing of such appointment by the successor Trustee.

(iii) If, at any time, the Trustee gives notice of its intent to resign pursuant to this Section 7 or shall be removed or shall become incapable of acting, within thirty (30) days thereafter, CBOT Holdings and the CBOT Subsidiary shall appoint a successor Trustee to act under this Agreement. If a successor Trustee shall not have been appointed within such thirty (30) day period, the Trustee, CBOT Holdings or the CBOT Subsidiary may apply to any court referred to in Section 14(b) hereof to appoint a successor Trustee to act until such time, if any, that a successor Trustee shall have been appointed as provided above, and CBOT Holdings shall pay all costs, expenses and disbursements in connection therewith, including reasonable attorneys’ fees. Any successor Trustee so appointed by such court shall immediately and without further act be superseded by any successor Trustee appointed as provided above.

(iv) Any successor Trustee appointed hereunder shall execute any instrument accepting such appointment hereunder in the form determined by CBOT Holdings and the CBOT Subsidiary. Thereupon, such successor Trustee shall, without any further act, become vested with all of the predecessor Trustee’s interests in the Subsidiary Voting Trust. No successor Trustee shall be liable personally for any act or omission of any predecessor Trustee.

(l) CBOT Holdings and the CBOT Subsidiary each hereby acknowledge that the Trustee has had, presently may have and may in the future have other business relationships with any one or more of CBOT Holdings and the CBOT Subsidiary that are unrelated to its duties and obligations under this Agreement, and hereby waive and release the Trustee from any conflict of interest which such relationship may create; provided, that in the event such conflict of interest results in or arises in connection with litigation between the Trustee and either CBOT Holdings or the CBOT Subsidiary, promptly upon a responsible officer of the Trustee obtaining actual knowledge of such conflict of interest resulting in or arising in connection with any such litigation, the Trustee shall deliver notice of such conflict (the “Conflict Notice”) to each of CBOT Holdings and the CBOT Subsidiary. In the event that either CBOT Holdings or the CBOT Subsidiary elects to remove the Trustee following receipt of the Conflict Notice, CBOT Holdings and the CBOT Subsidiary may require the Trustee to continue to serve until such time as a successor Trustee has been appointed and approved in accordance with Section 7(k) hereof. Notwithstanding an election by CBOT Holdings or the CBOT Subsidiary to remove the Trustee as provided in the previous sentence, the foregoing waiver and release shall apply to any actions taken by the Trustee or which the Trustee refrains from taking in accordance with instructions authorized under this Agreement during the period between delivery of such Conflict Notice and the Trustee’s removal. For purposes of this Section 7(l), a “responsible officer” means, with respect to the Trustee, any vice-president, any assistant vice-president, the treasurer, any assistant treasurer, any trust officer or assistant trust officer or any other officer in the corporate trust department of the Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of that officer’s knowledge of and familiarity with the particular subject.

Section 8. Repurchase.

(a) Upon the approval of a repurchase of the Class B Share from the Subsidiary Voting Trust by the holders of a majority of the outstanding voting power of the Series B-1 Memberships and Series B-2 Memberships of the CBOT Subsidiary voting together as a single class in accordance with the terms of the CBOT Subsidiary Charter, including, without limitation, the number of votes per membership set forth therein, as certified by the Secretary of the CBOT Subsidiary, CBOT Holdings shall be entitled to repurchase the Class B Share from the Subsidiary Voting Trust for a price of $1.00. CBOT Holdings shall have no right to repurchase the Class B Share unless such repurchase has first been approved in accordance with the preceding sentence.

(b) Notice of repurchase of the Class B Share shall be sent by or on behalf of CBOT Holdings, in accordance with Section 11 of this Agreement, (i) notifying the Trustee and the CBOT Subsidiary of the intent to repurchase the Class B Share and the date of such repurchase, (ii) stating that the repurchase has been approved in accordance with this Section 8, and (iii) stating the place at which the certificate, if any, evidencing the Class B Share shall be surrendered. The Trustee shall promptly deliver and surrender to CBOT Holdings the certificate, if any, representing the Class B Share held by the Subsidiary Voting Trust, duly endorsed for transfer by the Trust, or with duly executed stock powers attached, and shall take all such other actions as are appropriate to cause the transfer of the Class B Share to CBOT Holdings.

(c) From and after the notice of repurchase having been duly given, and the repurchase price having been paid, the Class B Share shall no longer be, or be deemed to be, outstanding for any purpose, and all rights, preference and powers (including voting rights) of the Subsidiary Voting Trust shall automatically cease and terminate.

(d) For so long as the provisions of subsections (a) through (c) of this Section 8 apply to the Class B Share, any certificate representing the Class B Share shall contain the following legend noted conspicuously upon its face or reverse side:

NOTICE: THE ASSIGNMENT, SALE OR TRANSFER OF THE CLASS B SHARE REPRESENTED BY THIS CERTIFICATE IS RESTRICTED (1) BY THE PROVISIONS OF THAT CERTAIN SUBSIDIARY VOTING TRUST AGREEMENT DATED OCTOBER 12, 2005 AND (2) BY THE PROVISIONS OF THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF CBOT HOLDINGS, INC., COPIES OF WHICH ARE ON FILE IN THE OFFICES OF CBOT HOLDINGS AND ANY TRANSFER OR PURPORTED TRANSFER IN VIOLATION OF SUCH PROVISIONS IS NULL AND VOID.

Notwithstanding the foregoing, the language set forth in clause (2) of such notice shall not be noted in such legend if the Certificate of Incorporation is amended to eliminate the restriction on the transfer of the Class B Common Stock provided therein.

Section 9. Dissolution.

(a) The Subsidiary Voting Trust shall dissolve upon the repurchase of the Class B Share by CBOT Holdings pursuant to Section 8 hereof and the distribution of the assets of the Subsidiary Voting Trust in accordance with Section 5 hereof.

(b) CBOT Holdings shall have the right and power to dissolve the Subsidiary Voting Trust, at any time prior to the issuance of the Class B Share to the Subsidiary Voting Trust, by delivery of written notice of its election to dissolve the Subsidiary Voting Trust to the CBOT Subsidiary and the Trustee, and the Subsidiary Voting Trust shall dissolve immediately upon the delivery of such notice.

(c) Upon dissolution of the Trust, following completion of winding up of the Subsidiary Voting Trust’s affairs, (i) the Trustee shall cause a certificate of cancellation of the Subsidiary Voting Trust’s certificate of trust to be filed in accordance with the Delaware Act, which certificate of cancellation may be signed by the Trustee, (ii) the Trustee shall be released from any further obligation or duty under this Agreement and (iii) this Agreement shall be terminated.

Section 10. Benefit and Binding Effect; Assignment. This Agreement and all covenants herein contained shall be binding upon and shall inure to the benefit of each of the parties hereto and their respective heirs, executors, administrators and personal representatives and their successors and permitted assigns; provided, however, that this Agreement shall not be assigned by the Trustee without the prior written consent of CBOT Holdings and the CBOT Subsidiary and shall not be assigned by CBOT Holdings and the CBOT Subsidiary without the prior written consent of the Trustee.

Section 11. Notices. All notices, elections, requests, demands or other communications provided for herein shall be made in writing, including by facsimile, and shall be deemed to have been duly given:

If to CBOT Holdings or the CBOT Subsidiary, to:

CBOT Holdings, Inc.

141 West Jackson Boulevard

Chicago, Illinois 60604

Attention: Corporate Secretary

Fax: (312) 435-3623

If to the Trustee, to:

Wilmington Trust Company

Rodney Square North

1100 North Market Street

Wilmington, Delaware 19890-0001

Attention: Corporate Trust Administration

Fax: (302) 636-4140

or such other address or fax number as such party may hereafter specify for such purpose by notice to the other parties hereto.

Section 12. Amendments. This Agreement may be amended only through a written instrument executed by CBOT Holdings, the CBOT Subsidiary and the Trustee.

Section 13. Enforceability. In the event that any part of this Agreement shall be held to be invalid or unenforceable, the remaining parts thereof shall nevertheless continue to be valid and enforceable as though the invalid portions were not a part hereof.

Section 14. Governing Law; Consent to Jurisdiction.

(a) The Subsidiary Voting Trust is made in the State of Delaware, and the Subsidiary Voting Trust and this Agreement, and the rights and obligations of the Trustee, are to be governed by and construed and administered according to the Delaware Act and the laws of the State of Delaware; provided, however, that, except as expressly provided in this Agreement, there shall not be applicable to the Subsidiary Voting Trust, the Trustee or this Agreement (a) the provisions of Section 3540 of Title 12 of the Delaware Code; or (b) any provisions of the laws (statutory or common) of the State of Delaware (other than the Delaware Act) pertaining to trusts which relate to or regulate: (i) the filing with any court or governmental body or agency of trustee accounts or schedules of trustee fees and charges; (ii) affirmative requirements to post bonds for trustees, officers, agents or employees of a trust; (iii) the necessity for obtaining court or other governmental approval concerning the acquisition, holding or disposition of real or personal property; (iv) fees or other sums payable to trustees, officers, agents or employees of a trust; (v) the allocation of receipts and expenditures to income or principal; (vi) restrictions or limitations on the permissible nature, amount or concentration of trust investments or requirements relating to the titling, storage or other manner of holding of trust assets; or (vii) the establishment of fiduciary or other standards or responsibilities or limitations on the acts or powers of trustees, which are inconsistent with the limitations or liabilities or authorities and powers of the Trustee set forth or referenced in this Agreement. The Subsidiary Voting Trust shall be of the type commonly called a “statutory trust” and, except as limited by the terms of this Agreement, the Subsidiary Voting Trust, by and through the Trustee, may exercise all powers which are ordinarily exercised by such a trust under Delaware law.

(b) Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is being brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11 shall be deemed effective service of process on such party.

Section 16. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this Subsidiary Voting Trust Agreement as of the date first written above.

CBOT HOLDINGS, INC.

By:	/S/ CAROL A. BURKE
Name:	Carol A. Burke
Title:	Executive VP & General Counsel

BOARD OF TRADE OF THE CITY OF CHICAGO, INC.

By:	/S/ CAROL A. BURKE
Name:	Carol A. Burke
Title:	Executive VP & General Counsel

WILMINGTON TRUST COMPANY

By:	/S/ SANDRA R. ORTIZ
Name:	Sandra R. Ortiz
Title:	Senior Financial Services Officer